Exhibit 99.1

Jury Renders Verdict in First Phase of Patent Suit

SUNNYVALE, Calif., September 15, 2003 – Proxim Corporation (NASDAQ: PROX) today announced that a jury had rendered a verdict in the first phase of Symbol Technologies, Inc’s. patent suit with Proxim before the U.S. District Court for the District of Delaware. Proceedings on this matter will continue, with the court to conduct a bench trial on Proxim’s remaining equitable defenses not addressed by the jury.

On Symbol Technologies’ claims of patent infringement, the jury found that certain Proxim products infringe two Symbol Technologies patents and assessed a 6% royalty on Proxim’s sales of these products from 1995. Proxim estimates that such royalty payments for past sales of these products would be approximately $22 million. Proxim has not been enjoined from continued sales of these products and royalty payments, if any, on these sales have not been determined by the court. In addition, Proxim does not incur any immediate financial obligation to Symbol Technologies as a result of this verdict, pending completion of related proceedings.

In an additional, related matter, a trial on Proxim’s counterclaims, which allege that certain Symbol Technologies products infringe on a Proxim patent, is scheduled to commence in the U.S. District Court for the District of Delaware, before a different jury, on September 16, 2003.

Proxim intends to vigorously defend itself in this litigation and to consider all available options after the conclusion of all matters before the court.

About Proxim
 Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and wide area networks. The company is providing its enterprise and service provider customers with wireless solutions for public hot spots, voice and data backhaul, enterprise campuses, security and surveillance, broadband wireless access, and mobile professionals. This press release and more information about Proxim can be found on the Web at www.proxim.com.

Safe Harbor
 This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Forward-looking statements include, but are not limited to, Proxim’s current estimates of potential royalty payments in connection with historical sales of its products and the outcome of any proceedings before the court, as well as any appeal. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that any required royalty payments exceed current estimates, Proxim’s ability to make any required royalty payments and Proxim’s ability to maintain its current debt and credit facilities, as well as obtain access to additional capital, if required, from these or other sources.

For additional information regarding risks relating to Proxim’s business, see Proxim Corporation’s annual report on Form 10-K for the year ended December 31, 2002, quarterly reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003, recent current reports on Form 8-K and other relevant materials filed by Proxim with the SEC. Proxim disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, new events or otherwise.